Exhibit 99.1

For Immediate Release	Media Contact: Jennifer Shankleton Director of Marketing & Development (330) 682-1010, Ext. 239
National Bancshares Corporation Promotes Marc Valentin
     ORRVILLE, Ohio, September 20, 2006 — National Bancshares Corporation and its subsidiary bank, First National Bank, announced that Mr. Marc Valentin, age 39, has been promoted to Senior Executive Vice President & Treasurer for National Bancshares Corporation and Senior Executive Vice President & Chief Financial Officer for First National Bank, effective October 1, 2006. He will continue to serve as the principal accounting officer and will retain his human resources and development responsibilities.
     A graduate of The University of Akron (BS Accounting), Mr. Valentin has 17 years of business experience. A licensed certified public accountant, he began his career in public accounting. Valentin joined First National Bank two years ago and most recently served as Vice President, Treasurer for National Bancshares Corporation and Vice President, Controller for First National Bank. Prior to September 2005, Mr. Valentin was the Vice President, Human Resources and Development for First National Bank. Before joining the bank in September 2004, Valentin spent eight and one half years as a controller of Contours, Ltd., a steel-wire manufacturer in North Central Ohio that was acquired in 2003. In this role, he was responsible for all accounting and financial aspects of the business, human resources and purchasing; with 170 employees and annual revenues of $40 million. During his last year with the manufacturer, the company was acquired and Valentin was promoted to business unit controller for three manufacturing plants.
     A resident of Wadsworth, Ohio, Valentin is a board member of the Orrville Area Chamber of Commerce, serves on the Corporate Board and finance committee of Boys’ Village and is a certified program leader for Kepner-Tregoe Problem Solving and Decision Making.
     National Bancshares Corporation, a one-bank holding company with assets of approximately $300 million, operates fourteen First National Bank offices in Orrville, Wooster, Dalton, Kidron, Smithville, Apple Creek, Mt. Eaton, Massillon, Lodi and Seville. Visit First National Bank on the web at www.fnborrville.com. Member FDIC.